EXHIBIT 18

Board of Directors

Hercules Incorporated

Hercules Plaza

1313 North Market Street

Wilmington, DE 19894

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and issued our report thereon dated March 11, 2004.  Note 1 to the financial statements describes a change in accounting principle for the Company's employee stock ownership plan from the method prescribed by Statement of Position 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans," to the method prescribed by Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans."  It should be understood that the preferability of one acceptable method of accounting over another for employee stock ownership plans has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable.  Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

PricewaterhouseCoopers LLP

March 11, 2004